EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-126798 and 333-126356 and Form S-8 No. 333-117173) of Momenta Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 13, 2006, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc., Momenta Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 13, 2006